CERTIFICATE OF DESIGNATION

SERIES C PREFERRED STOCK
($.001 Par Value)
of

CHINA SXAN BIOTECH, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes
________________________________________

China SXAN Biotech, Inc., a corporation organized and existing under the law of the State of Nevada (the "Corporation"), in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, DOES HEREBY CERTIFY as follows:

That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended (“Articles of Incorporation”), the Board of Directors of the Corporation by resolution adopted by written consent in lieu of meeting dated January 15, 2010, adopted the following resolution creating a series of 3,600 shares of Preferred Stock, $.001 par value per share, designated as Series C Preferred Stock:

Section 1.  Designation and Amount. The shares of such series shall be designated as “Series C Preferred Stock” and the number of shares constituting such series shall be 3,600. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Stock.

Section 2.  Dividends and Distributions.

(A) Dividends.  In the event the Corporation declares a dividend payable in cash or stock to holders of any class of stock, the holder of each share of Series C Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation's common stock (“Common Stock”) into which that holder's Series C Preferred Stock could be converted on the record date for the dividend.

(B)  Liquidation.  Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series C Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of Common Stock, the sum of One Cent ($.01) per share, after which the holders of Series C Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series C Preferred Stock shall be deemed to have been converted into the number of shares of  Common Stock into which that holder’s Series C Preferred Stock could be converted on the record date for the distribution.

Section 3.  Voting Rights. Except as set forth in Section 6 hereof or as required by applicable law, the holders of shares of Series C Preferred Stock shall have no voting rights.

Section 4.  Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5.  Redemption. At any time after June 30, 2010, if there are sufficient authorized common shares to permit conversion of all outstanding shares of Series C Preferred Stock, the Corporation shall be entitled to redeem the shares of Series C Preferred Stock by giving written notice to the registered holders thereof not less than 15 days nor more than 60 days prior to the redemption date.  Each such notice shall state (1) the redemption date, (2) the number of shares to be redeemed from each holder, and (3) the place where certificates for the Series C Preferred Stock are to be surrendered.  Upon surrender in accordance with said notice of certificates for the shares to be redeemed, such shares shall be redeemed at a price of $.001 per share.  Notice having been given, upon the redemption date (unless the Corporation shall default in paying the redemption price), said shares shall no longer be deemed to be outstanding.

Section 6. Voting on Amendment. The Articles of Incorporation of the Corporation shall not be further amended, nor shall any resolution of the directors be adopted after the adoption of this Certificate of Designation that in any manner would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Series C Preferred Stock, voting together as a single class.

Section 7. No Impairment. The Corporation will not, by amendment of its Articles of   Incorporation or adoption of a directors’ resolution or by any other means or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be  necessary or  appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock  against impairment.

Section 8. Conversion. The holders of the Series C Preferred Stock shall have the following rights with respect to the conversion of the Series C Preferred Stock into shares of Common Stock (the "Conversion Rights"):

            (A) Conversion.  Subject to and in compliance with the provisions of this Section 8, any shares of Series C Preferred Stock may at any time be converted into fully paid and nonassessable shares of Common Stock (a “Conversion”).  The number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series C Preferred Stock being converted by one hundred thousand (100,000) (“Adjustment Number”).

           (B)  Dividend Payable in Shares of Stock.  In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (C) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Conversion Rights of Series C Preferred Stock shall at the same time be modified such that, upon Conversion of a share of Series C Preferred Stock, the holder shall receive the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(D)  Adjustment for Reclassification, Exchange and Substitution.  At any time or times the Common Stock issuable upon the conversion of the Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation’s stock, whether by recapitalization, combination, consolidation, reclassification or otherwise, in any such event the Adjustment Number shall be changed proportionately to the change in the number of shares of Common Stock resulting from the recapitalization, reclassification or other change.

(E) Mechanics of the Conversion.  Upon a Conversion, the holder of Series C Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with a completed Notice of Conversion in the Form of Exhibit A.  Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.  The Conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series C Preferred Stock to be converted.  The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(F) Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall, at the request of any holder of Series C Preferred Stock,  take such  corporate action as may, in the  opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 9. Notices of Record Date.  Upon (i) any taking by the Corporation of a record of the  holders of any class of  securities for the purpose of determining  the holders thereof  who are  entitled to receive any dividend or other  distribution, or (ii) any sale of the Corporation, capital reorganization of the Corporation, any  reclassification or recapitalization of the capital  stock of  the  Corporation,  or any  voluntary  or  involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each  holder of Series C Preferred Stock at least twenty (20) days  prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the  purpose of such  dividend or  distribution and a description of such  dividend or distribution,  (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other  securities) for securities or other property deliverable  upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

Section 10.  Notices.  Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 15th  day of January 2010.

CHINA SXAN BIOTECH, INC.

By: /s/ Feng Zhenxing
        Feng Zhenxing, President

Exhibit A
NOTICE OF CONVERSION

Reference is made to the Certificate of Designation of SERIES C PREFERRED STOCK dated January 15, 2010 (the "Certificate of Designation"), of CHINA SXAN BIOTECH, INC., a Nevada corporation (the "Corporation").  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Preferred Stock, par value $0.001 per share (the “Preferred Shares”) indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:________________________________

Number of Preferred Shares to be converted:_________________________________

Please confirm the following information:

Number of shares of Common Stock to be issued:_____________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:__________________________________

Address:__________________________________

__________________________________

Facsimile Number:__________________________________

Authorization:__________________________________

By: ___________________________

Title: ___________________________